EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 22, 2014, Acorda Therapeutics, Inc. (“Acorda”) completed its acquisition of Civitas Therapeutics, Inc. (“Civitas”) and obtained global rights to CVT-301, a Phase 3 treatment candidate for OFF episodes of Parkinson’s disease (“PD”). OFF episodes are characterized by a re-emergence of PD symptoms such as tremor, muscle stiffness and impaired ability to move. CVT-301 is a novel, self-administered inhaled therapy designed to provide rapid, reliable delivery of a precise dose of levodopa (L-dopa) through the lungs to return people with PD to an ON state. An ON state is when a patient’s symptoms are adequately controlled, allowing people with PD to more readily perform daily activities. The standard of care for the treatment of PD symptoms is oral L-dopa. Oral dosing of L-dopa is associated with wide variability in the timing and amount of L-dopa absorption into the bloodstream, leading to the unreliable control of symptoms resulting in the emergence of OFF episodes. These OFF episodes, which increase in frequency and severity during the course of the disease, are experienced by a majority of PD patients and are considered one of the greatest unmet medical needs facing PD patients.

The acquisition also included rights to the proprietary ARCUS® pulmonary delivery technology, and a manufacturing facility with commercial-scale capabilities based in Chelsea, MA.

In accordance with the Agreement and Plan of Merger, dated as of September 24, 2014, (the “Merger Agreement”), by and among Acorda, Five A Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acorda (“Merger Sub”), Civitas and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the securityholder’s representative (“SRS”), Merger Sub has merged with and into Civitas, which is the surviving corporation in the Merger and which is continuing as a wholly-owned subsidiary of Acorda under the Civitas name. Pursuant to the terms of the Merger Agreement, all outstanding shares of Civitas common stock and Civitas preferred stock, options to purchase shares of Civitas common stock and warrants to purchase shares of Civitas preferred stock, other than shares of Civitas common stock and Civitas preferred stock held by Civitas (which were cancelled as a result of the Merger) were converted into the right to receive $525.0 million in cash in the aggregate, without interest, less (i) $5.3 million due and payable under Civitas’ existing secured loan facility, consisting of $5.0 million in principal and $0.3 million in prepayment fees, (ii) $30.0 million due and payable to Alkermes, Inc. (“Alkermes”) in connection with the exercise by Civitas of its option to purchase manufacturing facility equipment from Alkermes and (iii) a portion of Civitas’ transaction expenses. Also pursuant to the Merger Agreement, upon consummation of the Merger, $39.375 million of the aggregate consideration was deposited into escrow to secure the indemnification obligations of Civitas and Civitas’ securityholders, and an additional $0.5 million of the aggregate consideration was deposited with SRS for reimbursements payable to SRS under the terms of the Merger Agreement. Acorda also paid approximately $4.5 million in Civitas transactions costs associated with this acquisition at closing.

The aggregate consideration for acquisition accounting, including extinguishment of Civitas’ debt approximated $530 million, calculated as follows (in thousands):

Cash paid	$524,201
Extinguishment of long-term debt	5,325

Fair value of consideration transferred	$529,526

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014 gives effect to the acquisition and related transactions as if they had been completed on September 30, 2014. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014 give effect to the acquisition and related transactions as if they had occurred on January 1, 2013.

The Unaudited Pro Forma Condensed Combined Financial Statements, referred to as the “Unaudited Pro Forma Financial Statements,” were derived from and should be read in conjunction with the following:

•	Consolidated Financial Statements of Acorda as of and for the year ended December 31, 2013 and the related notes included in Acorda’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Consolidated Financial Statements of Acorda as of and for the nine months ended September 30, 2014 and the related notes included in Acorda’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014;

•	Audited Consolidated Financial Statements of Civitas as of and for the years ended December 31, 2013 and 2012 and for the period from June 17, 2009 (Inception) to December 31, 2013 and the related notes included as Exhibit 99.1 to this current report on Form 8-K/A; and

•	Unaudited Consolidated Financial Statements of Civitas as of September 30, 2014 and December 31, 2013, for the nine-month periods ended September 30, 2014 and 2013 and for the period from June 17, 2009 (Inception) to September 30, 2014 and the related notes included as Exhibit 99.2 to this current report on Form 8-K/A.

Acorda has been treated as the acquirer for accounting purposes. The allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Statements have been prepared in a manner consistent with Acorda’s accounting policies. The unaudited pro forma adjustments were based on certain assumptions and estimates that Acorda believes are reasonable. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the transaction, and appropriate information is known, factually supportable and reasonably available to Acorda. There were no transactions between Acorda and Civitas during the periods presented in the Unaudited Pro Forma Financial Statements that needed to be eliminated. The accompanying Unaudited Pro Forma Financial Statements are presented in accordance with Article 11 of Regulation S-X.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the U.S. (“U.S. GAAP”). Under the acquisition method of accounting, the purchase price is allocated to underlying assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of Civitas based upon management’s estimates using established valuation techniques. Acorda management’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact Acorda’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, and the estimated fair value of the assets acquired and liabilities assumed. The differences between the initial and final allocation of purchase price could be material. Acorda will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

The Unaudited Pro Forma Financial Statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of the combined company. Accordingly, the Unaudited Pro Forma Financial Statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the merger or the potential costs to integrate the operations of Acorda and Civitas or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items may materially impact the Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

	Acorda	Civitas	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, restricted cash and short-term investments	$766,635	$59,174	$(529,526)	a	$296,283
Accounts receivable	24,792	—	—		24,792
Prepaid expenses	9,000	—	—		9,000
Finished goods inventory held by the Company	26,645	—	—		26,645
Finished goods inventory held by the others	570	—	—		570
Deferred tax asset	5,873	—	—		5,873
Other current assets	10,374	938	(13)	h	11,299

Total current assets	843,889	60,112	(529,539)		374,462
Property and equipment	17,089	3,858	24,055	b	45,002
Goodwill	—	550	178,422	c	178,972
Deferred tax asset	84,885	—	—		84,885
Intangible assets	16,865	7,732	413,268	d	437,865
Deferred expenses	—	75	(75)	h	—
Non-current portion of deferred cost of license revenue	3,698	—	—		3,698
Restricted cash	—	1,002	—		1,002
Other assets	6,341	—	—		6,341

Total assets	$972,767	$73,329	$86,131		$1,132,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,507	$2,153	$—		$22,660
Accrued expenses and other current liabilities	39,785	5,348	2,740	e	47,840
			(33)	h
Deferred product revenue—Zanaflex	29,515	—	—		29,515
Current portion of deferred rent	—	52	(52)	f	—
Deferred collaborative revenue	—	—	—		—
Current portion of deferred license revenue	9,057	—	—		9,057
Current portion of revenue interest liability	913	—	—		913
Long-term obligations—current portion	—	736	(736)	h	—
Current portion of convertible notes payable	1,144	—	—		1,144

Total current liabilities	100,921	8,289	1,919		111,129
Convertible senior notes	285,825	—	—		285,825
Non-current portion of deferred license revenue	52,835	—	—		52,835
Non-current portion of revenue interest liability	14	—	—		14
Non-current portion of convertible notes payable	2,159	—	—		2,159
Warrants to purchase redeemable convertible preferred stock	—	485	(485)	g	—
Long-term obligations, net of current portion	8,100	4,124	(4,124)	h	8,100
Deferred rent	—	13	(13)	f	—
Contingent consideration	—	44,076	6,324	i	50,400
Deferred taxes	—	154	100,438	j	100,592
Other non-current liabilities	—	1,000	—		1,000

Total liabilities	449,854	58,141	104,059		612,054
Series A Preferred stock	—	35,807	(35,807)	k	—
Series B Preferred stock	—	44,010	(44,010)	k	—
Series C Preferred stock	—	55,638	(55,638)	k	—
Stockholders’ equity:
Common Stock	41	2	(2)	k	41
Treasury stock	(329)	—	—		(329)
Additional paid-in capital	743,776	—	—		743,776
Accumulated deficit	(220,741)	(120,269)	120,269	k	(223,481)
	—	—	(2,740)	e
Accumulated other comprehensive income	166	—	—		166

Total stockholders’ equity	522,913	15,188	(17,928)		520,173

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$972,767	$73,329	$86,131		$1,132,227

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Acorda	Civitas	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(In thousands, except per share data)
Revenues:
Net product revenues	$310,317	$—	$—		$310,317
Service revenue	—	53	—		53
Royalty revenues	17,056	—	—		17,056
License revenues	9,057	—	—		9,057

Total net revenues	336,430	53	—		336,483

Costs and expenses:
Cost of sales	66,009	—			66,009
Cost of milestone and license revenue	634	—	—		634
Research and development	53,877	15,526	2,918	l	72,321
Selling, general and administrative	185,545	4,812	—		190,357
Remeasurement of contingent consideration	—	5,255	—		5,255
Amortization of purchased intangible	—	193	—		193

Total operating expenses	306,065	25,786	2,918		334,769

Operating income (loss)	30,365	(25,733)	(2,918)		1,714

Other expense (net):
Interest and amortization of debt discount expense	(2,170)	(2,141)	—		(4,311)
Loss on extinguishment of convertible notes	—	(534)	—		(534)
Interest income	668	—	—		668
Other income (expense)	—	10	—		10

Total other expense (net)	(1,502)	(2,665)	—		(4,167)

Income (loss) before income taxes	28,863	(28,398)	(2,918)		(2,453)
Benefit from (provision for) income taxes	(12,422)	(49)	13,550	o	1,079

Net income (loss)	$16,441	$(28,447)	$10,632		$(1,374)

Earnings (loss) per share
Basic	$0.41				$(0.03)
Diluted	$0.39				$(0.03)

Weighted average common shares outstanding:
Basic	40,208				40,208
Diluted	41,682				40,208

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

	Acorda	Civitas	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(In thousands, except per share data)
Revenues:
Net product revenues	$262,662	$—	$—		$262,662
Service revenue	—	—	—		—
Royalty revenues	14,153	—	—		14,153
License revenues	6,793	—	—		6,793

Total net revenues	283,608	—	—		283,608

Costs and expenses:			—
Cost of sales	55,004	—	—		55,004
Cost of milestone and license revenue	476	—	—		476
Research and development	47,548	18,162	2,157	l	67,867
Selling, general and administrative	145,357	10,681	(2,656)	m	153,382
Remeasurement of contingent consideration	—	23,527	—		23,527
Amortization of purchased intangible	—	144	—		144

Total operating expenses	248,385	52,514	(499)		300,400

Operating income	35,223	(52,514)	499		(16,792)

Other expense (net):
Interest and amortization of debt discount expense	(5,116)	(329)	329	n	(5,116)
Interest income	596	—	—		596
Other income (expense)	—	(346)	—		(346)

Total other expense (net)	(4,520)	(675)	329		(4,866)

Income (loss) before income taxes	30,703	(53,189)	828		(21,658)
Benefit from (provision for) income taxes	(13,361)	(37)	23,076	o	9,678

Net income (loss)	$17,342	$(53,226)	$23,904		$(11,980)

Earnings (loss) per share:
Basic	$0.42				$(0.29)
Diluted	$0.41				$(0.29)

Weighted average common shares outstanding:
Basic	41,022				41,022
Diluted	42,346				41,022

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

NOTE 1. Description of Transaction

On October 22, 2014, Acorda Therapeutics, Inc., a Delaware corporation (“Acorda” or the “Company”) completed its acquisition of Civitas Therapeutics, Inc., a Delaware corporation (“Civitas”) in accordance with the Agreement and Plan of Merger, dated as of September 24, 2014 (the “Merger Agreement”), by and among Acorda, Five A Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acorda (“ Merger Sub”), Civitas and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the securityholder’s representative (“SRS”). In accordance with the Merger Agreement, Merger Sub has merged with and into Civitas, which is the surviving corporation in the Merger and which is continuing as a wholly-owned subsidiary of Acorda under the Civitas name. Pursuant to the terms of the Merger Agreement, all outstanding shares of Civitas common stock and Civitas preferred stock, options to purchase shares of Civitas common stock and warrants to purchase shares of Civitas preferred stock, other than shares of Civitas common stock and Civitas preferred stock held by Civitas (which were cancelled as a result of the Merger) were converted into the right to receive $525.0 million in cash in the aggregate, without interest, less (i) $5.3 million due and payable under Civitas’ existing secured loan facility, consisting of $5.0 million in principal and $0.3 million in prepayment fees, (ii) $30.0 million due and payable to Alkermes, Inc. (“Alkermes”) in connection with the exercise by Civitas of its option to purchase manufacturing facility equipment from Alkermes and (iii) a portion of Civitas’ transaction expenses. Also pursuant to the terms of the Merger Agreement, upon consummation of the Merger, $39.375 million of the aggregate consideration was deposited into escrow to secure the indemnification obligations of Civitas and Civitas’ securityholders, and an additional $0.5 million of the aggregate consideration was deposited with SRS for reimbursements payable to SRS under the terms of the Merger Agreement. Acorda also paid approximately $4.5 million in Civitas transactions costs associated with this acquisition at closing.

NOTE 2. Basis of Presentation

These Unaudited Pro Forma Financial Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Acorda is considered to be the acquirer. ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The pro forma adjustments reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements are based on Acorda’s preliminary evaluation and review of the assets acquired and liabilities assumed. Upon finalization of the valuation, the components and allocation of the purchase price may change as those evaluations and reviews are completed.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

Under ASC 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are expensed in the periods in which the costs are incurred. Total estimated merger-related transaction costs, including advisory, legal, regulatory and valuation costs and expected to be incurred by Acorda are as follows (in thousands):

	Acorda	Civitas	Total
Total transaction costs	$7,248	$9,049	$16,297
Amount expensed as of September 30, 2014	(2,355)	(301)	(2,656)

Incurred after September 30, 2014	$4,893	$8,748	$13,641

Transaction costs to be incurred by Acorda are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as an increase in accumulated deficit and unpaid costs are reflected as an increase in accrued liabilities. The remaining transaction costs to be incurred by Civitas are included in the liabilities assumed in connection with the merger. All transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations as they are non-recurring in nature. There were no transactions between Acorda and Civitas that need to be eliminated.

NOTE 3. Estimate of Assets to be Acquired and Liabilities to be Assumed

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed reflects the estimated fair values of Civitas’ assets and liabilities as of the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro forma financial statements.

The following is a preliminary allocation of the purchase price as of September 30, 2014 (in thousands):

Current assets	$60,099
Property and equipment	27,913
Intangible assets	421,000
Other noncurrent assets	1,002
Current liabilities	(7,468)
Contingent consideration	(50,400)
Deferred taxes	(100,592)
Other non-current liabilities	(1,000)

Fair value of assets and liabilities acquired	350,554
Goodwill	178,972

Total Purchase Price	529,526
Amount paid to extinguish long-term debt	(5,325)

Cash Paid	$524,201

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

NOTE 4. Pro Forma Adjustments

Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for amounts paid to Civitas and its creditors totaling approximately $529,526,000.

(b)	To adjust property and equipment as a result of acquisition accounting as follows (in thousands):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Life
Property and equipment	$3,858	$27,913	$24,055	8 years

(c)	Goodwill is calculated as the excess of the purchase price consideration transferred over the fair value of the underlying assets acquired and liabilities assumed. The pro forma adjustment to goodwill also includes the elimination of goodwill on Civitas’ historical financial statements. Goodwill was adjusted as follows as a result of the acquisition (in thousands):

	Historical Carrying Value	Fair Value	Adjustment
Assets acquired in excess of purchase price	$550	$178,972	$178,422

(d)	As of the acquisition date, identifiable intangible assets, were measured at fair value primarily using various “income approaches,” which required a forecast of expected future cash flows, for the use of a multi-period excess earnings method. Intangible assets primarily relate to in process research and development related to Arcus technology and CVT-301 technology.

To record the difference between the preliminary fair value of intangible assets and the historical carrying value of Civitas’s intangible assets as follows (in thousands):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Life
Intangible assets	$7,732	$421,000	$413,268	Indefinite

(e)	To record Acorda’s estimated transaction costs for advisory, legal, regulatory and valuation costs totaling $4,893,000, less deferred income taxes of $2,153,000. Civitas’ estimated transaction costs were paid at closing.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(f)	To eliminate deferred rent as follows (in thousands):

Current	$(52)
Noncurrent	(13)

$(65)

(g)	To eliminate the warrants to purchase redeemable convertible preferred stock totaling $485,000.

(h)	To adjust for the repayment of Civitas’ outstanding long-term obligations – current portion of $736,000 and long-term obligations, net of current portion, of $4,124,000, and related accrued interest of $33,000, and current and non-current debt issuance costs of $13,000 and $75,000, respectively.

(i)	To adjust contingent consideration related to the potential milestone payments to fair value (in thousands):

	Historical Carrying Value	Fair Value	Adjustment
Contingent consideration	$44,076	$50,400	$6,324

(j)	No adjustments to the tax basis of Civitas’ assets and liabilities are expected as a result of the merger. Accordingly, deferred income taxes at September 30, 2014 have been adjusted by approximately $100,438,000 for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price using Acorda’s statutory income tax rate (including state taxes).

(k)	To eliminate the redeemable convertible preferred stock and stockholders’ equity associated with assets acquired and liabilities assumed (in thousands):

Series A Preferred stock	$35,807
Series B Preferred stock	44,010
Series C Preferred stock	55,638
Common Stock	2
Accumulated deficit	(120,269)

$15,188

(l)	Property and equipment will be depreciated over an estimated remaining useful life of eight years. The estimated remaining useful life was based on the useful life for similar assets adjusted for the estimated age of Civitas’s equipment.

The Company has not completed its analysis of the intangible assets. The CVT-301 technology has not yet received FDA approval and has not been placed into production. Such analysis is expected to be finalized in the fourth quarter of 2015, but in no event later than one year following the acquisition date.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

To adjust depreciation expense as follows for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (in thousands):

	Year ended December 31, 2013	Nine months ended September 30, 2014
Depreciation of acquired equipment	$2,918	$2,157

The preliminary estimated useful lives and fair value of equipment acquired were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for property and equipment and intangible assets as calculated would increase annual pro forma depreciation expense by approximately $349,000. With other assumptions held constant, a decrease of one year in the estimated remaining average useful lives of property and equipment would increase pro forma depreciation expense by approximately $498,000.

(m)	To eliminate non-recurring transaction costs incurred during the nine months ended September 30, 2014 as follows (in thousands):

Acorda	$2,355
Civitas	301

$2,656

(n)	Civitas entered into a Loan and Security Agreement with Oxford Finance LLC and Silicon Valley Bank on March 21, 2014. To eliminate historical interest expense of $329,000 for the nine months ended September 30, 2014 related to Civitas’s debt that was repaid at closing.

(o)	To record the income tax benefit of Civitas’ net loss reflecting Acorda’s statutory tax rate (including state income taxes) of approximately 44.0%.